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                                 EXHIBIT d.(ii)

                          Form of Amendment Number 5 to
                         Investment Management Agreement
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                              AMENDMENT NUMBER 5 TO
                         INVESTMENT MANAGEMENT AGREEMENT

         Pursuant to the Investment Management Agreement between HL Investment Advisors, LLC ("HL Advisors"), formerly known as Hartford Investment Advisors, Inc., and Hartford Series Fund, Inc. (the "Company") dated May 29, 1998, as amended (the "Agreement"), Hartford Growth HLS Fund is hereby included in the definition of Portfolio. All provisions in the Agreement shall also apply to the management of Hartford Growth HLS Fund except as stated below.

         The advisory fee for the new portfolio shall be accrued daily and paid monthly, based upon the following annual rates and upon the calculated daily net asset value of the Fund:

         Hartford Growth HLS Fund

         NET ASSET VALUE                                      ANNUAL RATE
         ---------------                                      -----------
         First $250 million                                     .625%
         Next $250 million                                      .575%
         Next $500 million                                      .525%
         Amount Over $1 billion                                 .475%

         This amended Agreement is effective for a period of two years from the date hereof and shall continue in effect thereafter in accordance with the provisions of Section 9 of the Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed on the ___ day of ______, 2001.

HL INVESTMENT ADVISORS, LLC

By:
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     David M. Znamierowski
     Senior Vice President

HARTFORD SERIES FUND, INC.
on behalf of:
Hartford Growth HLS Fund

By:
    ---------------------------------
     David M. Znamierowski
     President